Press Release

Exhibit 99.1

DOLLAR THRIFTY AUTOMOTIVE GROUP PROVIDES UPDATE ON

EXPOSURE TO CHRYSLER AND GM

Tulsa, Oklahoma, April 22, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) provided an update on its credit exposure to Chrysler LLC and General Motors Corporation. The Company announced that it has no credit exposure to GM and has potential exposure to Chrysler, its principal supplier, comprised of the following:

•	Approximately $11 million in trade receivables from Chrysler under incentive and vehicle repurchase programs.

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Approximately $5 million in estimated exposure for residual value guarantees provided by Chrysler on approximately 690 program vehicles that have been returned to auction but not yet sold. Vehicles have been at auction an average of 172 days. At the time of sale, Chrysler will be obligated to pay the Company the difference between the auction price of the vehicle and the residual value agreed by the parties at the time of purchase. Auction proceeds will be paid directly to the Company by the auction.

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Approximately $23 million in estimated exposure for residual value guarantees on approximately 3,600 program vehicles currently in the Company’s rental fleet. These vehicles are subject to return to auction in the third and fourth quarters of 2009. In the event of a Chrysler bankruptcy, the Company has the ability to extend the holding period of these vehicles by converting them to risk vehicles. This would allow the Company to generate additional revenue over the useful life of the vehicle to offset the cost of the loss of the residual value guarantee.

“These are extremely difficult times in the automotive industry and there is significant uncertainty surrounding the impact of a bankruptcy of GM or Chrysler. We have aggressively reduced our exposure to Chrysler from over $215 million as of December 31, 2008 to a more manageable level, and we expect additional reductions going forward,” said Scott L. Thompson, President and Chief Executive Officer. “Our reduced exposure is a result of decisive actions over the last six months to reposition the Company. These actions included changing our fleet mix from high program vehicle content to a predominately risk vehicle fleet, ceasing orders of certain program vehicles, modifying the timing of vehicle incentive payments, extending holding periods and executing a secondary supply agreement with Ford Motor Company. We believe these actions will significantly mitigate the direct impact on us in the event of a Chrysler bankruptcy.”

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 700 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,800 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us; the financial impact on us, the U.S. automotive industry and the economy as a whole of a bankruptcy or significant restructuring of Chrysler, our principal supplier, or GM; the availability and impact of further federal initiatives to stabilize the U.S. automotive industry; the impact of pricing and other actions by competitors, particularly if demand deteriorates further; airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; volatility in gasoline prices; our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if global economic conditions deteriorate further; our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of those amendments, such as potential reductions in lender commitments; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether counterparties under our derivative instruments will continue to perform as required; whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary; disruptions in information and communication systems we rely on, including those relating to methods of payment; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com